EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE June 9, 2005	For Further Information Contact: Michael L. Bowlin, Chairman (505) 266-5985 Rudy R. Miller, Chairman and CEO The Miller Group Investor Relations for the Company (602) 225-0504

BOWLIN TRAVEL CENTERS REPORT RESULTS FOR
FIRST QUARTER OF FISCAL YEAR 2006

ALBUQUERQUE, NEW MEXICO, June 9, 2005 -- Bowlin Travel Centers, Inc. (OTCBB: BWTL) today reported increases in revenue and operating income for the first quarter of fiscal year 2006.

For the three-month period ended April 30, 2005, net sales increased 12.0% to $6.074 million from $5.425 million for the prior year first quarter period. Operating income increased 214.3% in the first quarter ended April 30, 2005 to $44,000 from $14,000 for the three-month period ended April 30, 2004. Net income for the three-month period ended April 30, 2005, was $6,000 or $.001 per basic and diluted share, compared to net income of $15,000, or $.003 per basic and diluted share for the three-month period ended April 30, 2004.

“We showed solid growth in revenue and operating income in the first quarter,” said Michael L. Bowlin, chairman, president and chief executive officer. “The addition of a new travel center that opened in January 2005, had a positive impact on our improved operating results for the first quarter. The new Picacho Peak center is strategically located on Arizona I-10, the main transportation route between Phoenix and Tucson, the states largest cities. As we move into the busy summer driving season we anticipate the Picacho Peak location will be one of our best performing centers. An increase in depreciation and interest expense related to the new travel center plus higher interest rates contributed to the decline in net income.”

more…

Bowlin Travel Centers Report Results for First Quarter of Fiscal Year 2006
June 9, 2005

The Company operates travel centers strategically located on major interstate highways that utilize co-branding agreements with national companies. The Company's current operations are located in the Southwestern United States.

Visit our web sites at: www.bowlintc.com and www.shopbowlin.com

Certain statements contained herein with respect to factors which may affect future earnings, including management’s beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein. For more details on risk factors, see the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW:

Bowlin Travel Centers Report Results for First Quarter of Fiscal Year 2006
June 9, 2005

The following tables outline the company's financial results for the first quarter of fiscal 2006.

Condensed Balance Sheets and Statements of Income

BALANCE SHEET
(in thousands)

Assets	April 30, 2005 (Unaudited)	January 31, 2005 (Audited)

Cash and cash equivalents	$2,018	$2,043

Other current assets	4,158	3,926

Total Current Assets	6,176	5,969

Property and equipment, net	13,134	13,265

Other assets	849	851

Total Assets	$20,159	$20,085

Liabilities and Shareholders’ Equity

Current liabilities	$2,765	$2,387

Long-term debt	5,125	5,262

Deferred income taxes	—	166

Deferred revenue, long term	870	877

Total Liabilities	8,760	8,692

Shareholders’ equity	11,399	11,393

Total Liabilities and Shareholders’ Equity	$20,159	$20,085

more....

Bowlin Travel Centers Report Results for First Quarter of Fiscal Year 2006
June 9, 2005

CONDENSED STATEMENTS OF INCOME
(in thousands, except share and per share data)

	THREE MONTHS ENDED
	APRIL 30,
	2005	2004

Net sales	$6,074	$5,425

Cost of goods sold	(4,040)	(3,547)

General and administrative expenses	(1,764)	(1,693)

Depreciation and amortization	(226)	(171)

Income from operations	44	14

Interest expense	(92)	(46)

Other non-operating income, net	62	60

Income before income taxes	14	28

Income tax expense	(8)	(13)

Net income	$6	$15

Earnings per share:
Basic and diluted	$0.001	$0.003

Weighted average common shares outstanding	4,583,348	4,583,348

# # #